                                                              Exhibit 99.(h)(ii)

FORM OF AMENDMENT TO TRANSFER AGENCY AGREEMENT

[LORD, ABBETT & CO. LLC Letterhead]

December 30, 2004


DST Systems, Inc.
1055 Broadway, 7th Floor
Kansas City, MO  64105
Attn:  Group Vice President - Full Service

Dear Sir or Madam:

     Lord Abbett Municipal Income Trust, (formerly known as Lord Abbett Tax-Free Income Trust (the "Fund")), as a party to the Agency Agreement by and between the Lord Abbett Family of Funds and DST Systems, Inc. dated July 1, 2004 (the "Agreement"), requests an amendment to the Agreement pursuant to Sections 20.14, 2.3, and 2.2.

     Section 20.14 provides that the Agreement may be "amended, supplemented, or modified only by an amendment." Section 2.3 of the Agreement provides that, "In the event that a ... new series of a Fund is created in any existing business trust...which is registered as an Investment Company under the 1940 Act on the Agent's System as of the Execution Date, such ...series thereof shall engage the Agent to perform the Services under this Agreement by executing and delivering to the Agent a document accepting this Agreement (including giving effect to all Amendments and Service Orders that have become effective after the Execution
Date), together with such documentation as is described by Section 2.2 [(captioned "Documentation")] and otherwise appropriate. The appointment of the Agent on behalf of...any new series of a Fund shall become effective upon the Agent's receipt of such counterpart executed by such ...series of a new Fund."

     This letter is to notify DST Systems, Inc. that on November 19, 2004, the Fund's Board executed an Amendment to the Declaration and Agreement of Trust establishing a new Series of the Fund, (the "Series") the legal name of which is as follows: Lord Abbett High Yield Municipal Bond Fund. It is the Fund's desire to have DST Systems render services as transfer agent, dividend disbursing agent, and shareholder servicing agent to the Series under the terms of the Agreement; therefore, the Fund requests that DST Systems, Inc. agree, in writing, to provide such services to the Series thereby making the Series a Series under the terms of the Agreement.

     Attached is a Secretary's Certificate and accompanying resolutions and documentation in accordance with the Agreement.

     It is currently anticipated that the registration statement for the Series will become effective on December 30, 2004. Accordingly, we appreciate your prompt attention to this matter. Please indicate DST Systems, Inc.'s acceptance by signing below.

                                        Lord Abbett Municipal Income Trust


                                        -------------------------------
                                        Paul A. Hilstad
                                        Vice President and Secretary


Accepted:



--------------------------------------
Group Vice President - Full Service
DST Systems, Inc.

Enclosures

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